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                                                                    EXHIBIT 4(d)




                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

                CONTRIBUTION AND ACCEPTANCE OF PREFERRED EQUITY,
                 DESIGNATION OF SERIES A PREFERRED EQUITY, AND
                        ESTABLISHMENT OF PREFERRED RATE


    Reference is made to that certain Amended and Restated Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership dated November 30, 1992, as amended by a certain First Amendment to The Amended and Restated Agreement of The Taubman Realty Group Limited Partnership dated as of September 30, 1997 (as amended, the "Partnership Agreement"). Terms used in this instrument have the meanings ascribed to them in the Partnership Agreement.

    Pursuant to Section 4.1(f) of the Partnership Agreement, TREIT hereby contributes to the capital of the Partnership, as Preferred Equity, $200 million in immediately available funds, such amount representing the proceeds from TREIT's sale of eight million shares of its 8.30% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Series A Stock"), which is the Related Issue of such Preferred Equity. Such Preferred Equity shall be entitled to a Guaranteed Payment from the date hereof calculated at the Preferred Rate of 8.30% per annum, which is the dividend rate on the Series A Stock.

    The Partnership hereby accepts such contribution of Preferred Equity, designates the same as Series A Preferred Equity, and confirms the Preferred Rate of 8.30% per annum with respect to the Series A Preferred Equity. The Partnership hereby confirms its statement of intent with respect to the payment of the Guaranteed Payment on the Series A Preferred Equity, as set forth in the last sentence under the caption "Description of the Series A Preferred Stock--General" in TREIT's Prospectus Supplement dated September 30, 1997, with respect to the offer and sale of the Series A Stock.

Dated:  October 3, 1997

                           TAUBMAN CENTERS, INC., a Michigan
                           corporation


                           By:  _______________________________________
                                Richard B. McGlinn

                           Its: Senior Vice President and Chief
                                Accounting Officer


                          THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
                           a Delaware limited partnership


                           By:  _______________________________________
                                Richard B. McGlinn

                           Its: Authorized Signatory